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                       [D.F. King & Co., Inc. Letterhead]


PRESS RELEASE

CONTACT:
Kevin Schwicardi
800/829-6551
D.F. King & Co., Inc.
55 Water Street
New York, New York 10005


FOR IMMEDIATE RELEASE
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              COAST HOTELS AND CASINOS, INC. ANNOUNCES EXPIRATION
                 OF ITS CASH TENDER OFFER, OFFERING OF NEW NOTES
                      AND EXECUTION OF NEW CREDIT FACILITY


     LAS VEGAS, NEVADA -- MARCH 23, 1999 -- Coast Hotels and Casinos, Inc., a wholly-owned subsidiary of Coast Resorts, Inc., announced today that as of 5:00 p.m. New York City time on March 22, 1999 (the "Expiration Time"), its previously announced tender offer (the "Tender Offer") to purchase up to all of its outstanding 13% First Mortgage Notes due 2002 (the "13% Notes"), had expired and that all 13% Notes tendered were accepted for purchase. As of the Expiration Time, approximately $173,040,000 principal amount, or 99% of outstanding Notes, had been validly tendered and not withdrawn. The consideration, which has been determined in accordance with the previously announced pricing formula, is $1,179.32 per $1,000 principal amount of 13% Notes, plus accrued interest. Such amount includes a consent fee of $20 per $1,000 principal amount of 13% Notes payable only to holders of those 13% Notes who tendered by the March 5, 1999 consent date under the related consent solicitation.

     The Company also announced today that it closed its previously announced private placement offering of $175,000,000 of 9 1/2% Senior Subordinated Notes due 2009 (the "9 1/2% Notes") and new five year revolving credit facility (the "Credit Facility"). The Company will use the proceeds from the sale of the 9 1/2% Notes, borrowings under the Credit Facility and cash on hand to fund the payment of consideration and costs of the Tender Offer and to retire other outstanding secured indebtedness.


                                  (MORE . . .)

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Coast Hotels and Casinos, Inc.
March 23, 1999
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     The offer and sale of the 9 1/2% Notes have note been registered under the
Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from the registration requirements of the Securities Act.

     Coast Hotels and Casinos, Inc., owns and operates three hotel-casinos in the Las Vegas area, The Orleans, the Gold Coast and the Barbary Coast.


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